UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 19, 2006
Intervoice, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-15045 (Commission File Number)	75-1927578 (IRS Employer Identification No.)
17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000
Not applicable
(Former name or former address, if changed since last report)
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 7.01. Regulation FD Disclosure
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement
Stock Option Grants to Directors
     On July 19, 2006, the Board of Directors of Intervoice, Inc. (the “Company”) granted each non-employee director an option to purchase 15,000 shares of the Company’s common stock at $6.615 per share under the Company’s 2005 Stock Incentive Plan (the “Plan”). Each stock option will become exercisable in full on the date of the next annual meeting of shareholders, subject to the terms of the Plan and provided the non-employee director is serving on the Board on the date of such annual meeting.
Stock Option Grant to An Executive Officer
     Also July 19, 2006, the Compensation Committee of the Company’s Board of Directors granted Marie A. Jackson, the Company’s newly-appointed Senior Vice President-Corporate Marketing, options to purchase 20,000 shares of the Company’s common stock at $6.615 per share, pursuant to the terms of the Plan. The options will vest in three equal annual installments over a three-year period and have a life of seven years, subject to continued employment.
Item 7.01. Regulation FD Disclosure
     On July 19, 2006, the Company appointed Marie A. Jackson to the position of Senior Vice President-Corporate Marketing, effectively immediately. Pursuant to the appointment, Ms. Jackson was elected an executive officer and will report directly to the Company’s President and Chief Executive Officer. Ms. Jackson will receive a starting salary of $17,916.67 per month and will have an “Incentive Target” of 40% of her annual salary under the Company’s Fiscal Year 2007 Annual Incentive Compensation Plan (prorated from the date of the appointment). Prior to her appointment, Ms. Jackson served as the Company’s Vice President-Corporate Marketing. The Company intends to offer Ms. Jackson an amended and restated employment agreement to reflect her new position and responsibility.
     In connection with her appointment, the Company granted Ms. Jackson the stock option award described above in Item 1.01 of this Report, which description is incorporated by reference into this Item 7.01.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ DEAN C. HOWELL
Dean C. Howell
Senior Vice President, General Counsel and Secretary

Date: July 25, 2006